Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, INC. SHAREHOLDERS APPROVE
CAP ROCK SHARE EXCHANGE

PORT HURON, MI, JUNE 7, 2007 – SEMCO ENERGY, Inc.(NYSE:SEN) announced that at a special shareholders meeting held today holders of the Company’s Common Stock approved a proposed share exchange agreement with Cap Rock Holding Corporation.  Under the terms of the share exchange, holders of Common Stock are to receive $8.15 in cash per share and holders of Series B Convertible Cumulative Preferred Stock are to receive $213.07 per share plus a “make whole” premium to be calculated at closing.
The closing of the transaction will occur after receipt of all required federal and state regulatory approvals and satisfaction of other conditions to closing contained in the Exchange Agreement, including the approval of the Regulatory Commission of Alaska, or RCA.  The Company filed its application for approval with the RCA in April 2007, and a procedural order has been issued by the RCA scheduling hearings on the Company’s application for early September 2007.

Donald W. Thomason, Chairman of the Board of Directors of SEMCO ENERGY, said, “I am pleased that shareholders approved the Cap Rock share exchange.  We are hopeful that regulatory approvals will be obtained promptly, so that we can proceed toward closing the transaction.”
George A. Schreiber, Jr., President and Chief Executive Officer of SEMCO ENERGY, commented, “Shareholder approval is a very important step in the process for realizing the benefits of the share exchange. In approving the share exchange, shareholders have decided what is in their best interests and made what I believe is a wise decision.  Now we will focus our efforts on completing the regulatory approval process and closing the transaction.”

ABOUT SEMCO ENERGY, Inc.
SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

ABOUT CAP ROCK HOLDING CORPORATION
Cap Rock Holding Corporation, through its regulated subsidiary Cap Rock Energy Corporation, transmits and distributes power to residential and commercial customers in 28 counties in the State of Texas. Cap Rock owns no generation facilities and instead purchases power wholesale through long-term power supply contracts.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, inability to complete the acquisition of the Company by Cap Rock Holding Corporation and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.